EXHIBIT 11.1

                       HORIZON/CMS HEALTHCARE CORPORATION
                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                   (IN THOUSANDS, EXCEPT PER SHARE EARNINGS)
                                  (UNAUDITED)

                                                                                  FOR THE THREE MONTHS ENDED
                                                                                ------------------------------
                                                                                  AUGUST 31,      AUGUST 31,
                                                                                     1996            1995
                                                                                --------------  --------------

Common and Common Equivalents:

  Net earnings (loss).........................................................    $    8,061      $  (28,925)
                                                                                     =======    ==============

Applicable common shares:

  Weighted average outstanding shares during the period.......................        51,976          50,798

  Weighted  average  shares  issuable upon exercise of common stock  equivalents outstanding (principally stock options and warrants using the treasury
    stock method).............................................................           134             781
                                                                                     -------    --------------

Total.........................................................................        52,110          51,579
                                                                                     =======    ==============

Net earnings (loss) per share:                                                    $     0.15      $    (0.56)
                                                                                     =======    ==============

Assuming Full Dilution:

  Net earnings (loss).........................................................    $    8,061      $  (28,925)

  Interest on convertible debentures, net of income taxes.....................            22              39
                                                                                     -------    --------------

  Net earnings (loss) used for computation of per share earnings..............    $    8,083      $  (28,886)
                                                                                     =======    ==============

Applicable common shares:

  Weighted average outstanding shares during the period.......................        51,976          50,798

  Weighted  average  shares  issuable upon exercise of common stock  equivalents outstanding (principally stock options and warrants using the treasury
    stock method and convertible debentures)..................................           270             973
                                                                                     -------    --------------

  Total.......................................................................        52,246          51,771
                                                                                     =======    ==============

Net earnings (loss) per share:                                                    $     0.15      $    (0.56)
                                                                                     =======    ==============


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